Exhibit 10.7

MASDAR CITY FREE ZONE – LICENCE TO OCCUPY (the “Licence Agreement”)

Classified as: Public

MASDAR CITY FREE ZONE – LICENCE TO OCCUPY (the “Licence Agreement”)

This Licence Agreement incorporates the standard terms and conditions of occupation of the Masdar City Free Zone (set out at Schedule 2) (the Standard Terms of Occupation) together with any other schedules, which you confirm you have read and understood and shall be legally binding on both parties. We both agree to comply with the terms and conditions and our respective obligations as set out in this Licence Agreement.

For the avoidance of doubt this Licence Agreement constitutes a mere licence to occupy the Licenced Area (as that term is defined in Schedule 2) and does not constitute a lease or lease agreement under the laws of the Emirate of Abu Dhabi or the United Arab Emirates. The parties hereby agree that no real estate right in the Licenced Area is created, or granted to the Occupier, by virtue of this Licence Agreement.

In witness of and intending to be legally bound, the Parties hereby execute this Licence Agreement on the day and year stated in the Occupation Particulars.

/s/ Faraj Al Tamimi	/s/ Ms. Lilin hu
Name: Faraj Al Tamimi	Name: Ms. Lilin hu
Duly authorised representative	Duly authorised representative
for and on behalf of Masdar City Services LLC (the Provider)	for and on behalf of the Occupier

Endorsed by:

Classified as: Public

MASDAR CITY FREE ZONE – LICENCE TO OCCUPY (the “Licence Agreement”)

SCHEDULE 1

LICENCED AREA PLAN

Classified as: Public

MASDAR CITY FREE ZONE – LICENCE TO OCCUPY (the “Licence Agreement”)

SCHEDULE 2

STANDARD TERMS OF OCCUPATION

1.	DEFINITIONS

In this schedule, the following expressions shall have the following meanings:

Additional Services means the services listed in Part 2 of Annex 1;

Additional Services Fee means the fee payable by the Occupier in respect of any Additional Services provided by the Provider in accordance with the rates published by the Provider from time to time for the provisions of such services;

Basic Services means the services set out in Part 1 of Annex 1;

Building has the meaning given thereto in the Occupation Particulars and every part of it and all additions and alterations to it and includes (without limitation) and if applicable the roof and its structural parts, the foundations, all external walls, any internal structural or load bearing walls and columns, the structural slabs of the ceilings and floors, any party structures, boundary walls, railings and fences, and all exterior parts of the building and any pavements, pavement lights, roads, car parking areas, loading bays, landscaped and open areas;

Business Licence means the Occupier’s licence issued by Masdar City Services LLC pursuant to the Business Licensing Regulations which came into force on 1 February 2009, as amended from time to time, authorising the Occupier’s business to be conducted from the Licenced Area by the Occupier;

Commencement Date has the meaning given thereto in the Occupation Particulars;

EIBOR means the UAE interbank offered rate for three (3) month loans;

End of the Term means the date upon which the Term expires due to the effluxion of the Term or is terminated pursuant to clause 10 or in any other way;

Expiry Date has the meaning given thereto in the Occupation Particulars;

Group Company means any holding company, subsidiary or entity affiliated with the relevant Party and any entity that is a subsidiary of any such holding company, subsidiary, or entity;

Handover Certificate means the certificate recording the state, condition and appearance of the Licenced Area signed by the Parties;

Insured Risks means the risks of fire (including subterranean fire), lightning, explosion, storm, flood, subsidence, landslip, heave, earthquake, burst or overflowing water pipes, tanks or apparatus, to the extent, in each case, that cover is generally available on normal commercial terms in the UAE insurance market at the time the insurance is taken out, and any other risks against which the Provider reasonably insures from time to time, subject in all cases to any excesses, limitations and exclusions imposed by the insurers;

Licenced Area means the area shown outlined red on the plan attached at Schedule 1;

Master Community means the master community known as “Masdar City”, which is being developed in phases on land located in the Emirate of Abu Dhabi, as more fully identified in the Master Plan and includes any additional areas and all extensions thereto which may be designated by the Master Developer from time to time;

Master Community Declaration means the declaration of the Master Community (a copy of which has been previously provided to the Occupier by the Provider) as such declaration may be amended by the Master Developer from time to time in accordance with the terms thereof and includes any rules issued pursuant to the Master Community Declaration;

Master Developer has the meaning given to that expression in the Master Community Declaration;

Occupier has the meaning given thereto in the Occupation Particulars;

Parties means the Provider and the Occupier, and Party means any one of them;

Permitted Use means Non-Exclusive Use for commercial office/business use for a maximum of 20 hours per week;

Classified as: Public

MASDAR CITY FREE ZONE – LICENCE TO OCCUPY (the “Licence Agreement”)

Provider has the meaning given thereto in the Occupation Particulars and includes the Provider’s successors in title;

Rent has the meaning given thereto in the Occupation Particulars;

Rent Payment Dates has the meaning given thereto in the Occupation Particulars;

Security Deposit has the meaning given thereto in the Occupation Particulars;

Term means the period from and including the Commencement Date until and including the End of Term, and where applicable, includes any statutory extension of it or any holding over permitted by the Provider.

Trade Name has the meaning given thereto in the Occupation Particulars;

VAT means (i) value added tax, (ii) any goods and services, sales, consumption or turnover Tax and/or (iii) any imposition or levy of a like nature.

2.	INTERPRETATION

2.1	Laws

In this schedule, any reference, express or implied, to a law (which includes any legislation in any jurisdiction) includes references to that law as re-enacted, amended, extended or applied by or under any other laws (before or after the signing and dating of this Licence Agreement).

2.2	Calendar

In this schedule and the Occupation Particulars, all dates or periods of time shall be based on and computed according to the Gregorian calendar.

3.	AGREEMENT

(a)	In consideration of the Occupier’s covenants contained in this Licence Agreement, the Provider grants to the Occupier a licence (subject to the limitations set out in clause 3(b)) to occupy the Licenced Area for the Term on the terms of this Licence Agreement subject to all existing rights and covenants affecting the Licenced Area.

(b)	The Occupier acknowledges that the Provider has the right to access any part of the Licenced Area at any time and accordingly the Occupier does not have exclusive occupation of the Licenced Area.

(c)	The Provider reserves the right to relocate the Occupier to a different Licenced Area from time to time during the Term provided that any such relocation will be on reasonable notice to the Occupier and that any substituted area will be of an equivalent size and quality.

(d)	On or before the Commencement Date, the Provider will prepare the Handover Certificate detailing the condition of the Licenced Area as at the date of the Handover Certificate. The Occupier shall be entitled to inspect the Licenced Area on or before the Commencement Date together with the Provider on reasonable prior notice for the purpose of confirming that the condition of the Licenced Area is consistent with the details and description set out in the draft Handover Certificate. The Occupier shall sign a copy of the Handover Certificate to acknowledge that the Occupier has examined the Licenced Area and that the Occupier is accepting the Licenced Area in an “as is” condition as of the Commencement Date. In the event that the Occupier is re-located pursuant to clause 3(c), this process shall be repeated in respect of the new Licenced Area.

4.	RENT

(a)	The Occupier shall pay to the Provider the Rent without any deduction, withholding or set-off in advance on the Rent Payment Dates with the first instalment to be paid on or before the Commencement Date. On or before the Commencement Date, the Occupier shall provide to the Provider a current dated cheque representing the first instalment of the Rent and post-dated cheques representing the subsequent instalments of the Rent. For the avoidance of doubt the Rent includes the cost of the Basic Services but does not include any amounts payable by the Occupier in respect of Additional Services or any other costs associated with occupation of the Licenced Area.

(b)	Subject to clause 4(c) the Occupier shall pay to the Provider any Additional Services Fee due from time to time without any deduction, withholding or set-off in arrears on the last day (or such day as the Provider may designate) of the calendar month following the month in which the Additional Services were provided.

Classified as: Public

MASDAR CITY FREE ZONE – LICENCE TO OCCUPY (the “Licence Agreement”)

(c)	Notwithstanding the provisions of clause 4(b) the Occupier shall upon the End of the Term pay to the Provider any Additional Services Fee which is at that date outstanding, immediately in cleared funds without any deduction, withholding or set-off. If the Occupier fails to pay to the Provider the Additional Services Fee the Provider shall be entitled to claim such amounts from the Security Deposit.

(d)	All sums set out in this Licence Agreement or otherwise payable by Occupier to the Provider pursuant to this Licence Agreement shall be exclusive of any VAT, sales or any similar Tax. To the extent any VAT, sales or similar Tax is due further to the introduction of the tax or an increase in the rate pursuant to a change of law, such tax due shall be deemed not to be included in, and shall be payable to Occupier in addition to, the sums set out in this Licence Agreement.

5.	OUTGOINGS

The Occupier shall pay throughout the Term and as and when they fall due, all charges for the supply to and consumption at the Licenced Area of telecommunications and internet (including equipment rents) and observe and perform all regulations of the supply authorities.

6.	OCCUPIER’S COVENANTS

6.1	Security Deposit

(a)	On or before the Commencement Date, the Occupier shall pay the Security Deposit to the Provider by way of security for the due performance of the Occupier’s covenants and obligations under this Licence Agreement.

(b)	Provided that the Provider has given the Occupier not less than ten (10) days’ prior notice of its intention to make a deduction from the Security Deposit and the notice shall have specified the default to which the deduction relates and the Occupier has not remedied the default so specified by the expiry of such notice period of not less than ten (10) days, the Provider shall be entitled to deduct from the Security Deposit such amounts (including an administration charge of fifteen percent (15%) of the costs and expenses incurred by the Provider) as may be necessary to remedy the default (the Deduction).

(c)	If a Deduction is made from the Security Deposit in accordance with clause 6.1(b), the Occupier shall on demand pay to the Provider such amount as shall be required to make up the Security Deposit to the original amount of the Security Deposit.

(d)	Subject to clause 10.1(b) upon the Occupier showing to the Provider’s satisfaction that the Occupier has complied with all its obligations under this Licence Agreement (including but not limited to having paid all amounts owing to the Provider or any other party in relation to the Licenced Area), the Provider shall within one month after the End of the Term return to the Occupier the Security Deposit less any Deductions.

6.2	Use

The Occupier shall:

(a)	use the Licenced Area solely and exclusively for the Permitted Use and as authorised in the Business Licence and for no other purpose whatsoever without the prior consent of the Provider; and

(b)	not use, occupy or permit the Licenced Area or any part thereof to be used or occupied for any unlawful business, or for use of any business deemed by the Provider to be disreputable, unethical or hazardous, or for any purpose or in any manner in violation of the Master Community Declaration or any present or future government rules or regulations.

6.3	Business Licence and Trade Name

(a)	The Occupier shall, for the duration of the Term, uninterruptedly and continuously maintain a Business Licence and such other authority, permit or consent as may be required under the applicable laws to permit the Occupier to carry on its business in the Licenced Area. Should the Occupier be in breach of or cease to have a current Business Licence or other required authority, permit or consent at any time during the Term in accordance with this clause, the Provider shall be entitled to terminate this Licence Agreement in accordance with clause 10.

Classified as: Public

MASDAR CITY FREE ZONE – LICENCE TO OCCUPY (the “Licence Agreement”)

(b)	The Occupier shall trade in the Occupier’s Trade Name or in any other names previously approved by the Provider acting reasonably.

6.4	Repair and Maintenance

(a)	The Occupier must take good care of all parts of the Building and keep the Licenced Area (including the equipment, fixtures and fittings within the Licenced Area) in good repair and condition at all times.

(b)	The Licenced Area is supplied to the Occupier fully equipped and the Occupier shall, at the End of the Term return all fixtures and fittings in the same condition as they were in at the Commencement Date, fair wear and tear only excepted.

(c)	The Occupier shall promptly notify the Provider of any defects within the Licenced Area and/or the Building but the Provider shall have no obligation to rectify such defects.

6.5	Alterations

(a)	The Occupier must not make any alterations or additions to the Licenced Area or to any other part of the Building.

(b)	The Occupier must not install any furniture or office equipment, cabling, IT or telecoms connections without the consent of the Provider, which the Provider may refuse in its absolute discretion.

(c)	In the event that the Occupier breaches the above provisions, the Occupier shall permit the Provider and/or its agents and contractors access to the Licenced Area for the purpose of removing the work that has been carried out and the consequent repair. The Occupier shall fully indemnify the Provider in respect of all the costs incurred in the above mentioned removal and repair along with an administration charge of fifteen percent (15%) of such costs. If the Occupier fails to immediately reimburse the Provider such amounts, the Provider shall be entitled to claim such amounts from the Security Deposit.

6.6	Assignment, sub-letting and charging by the Occupier

(a)	The Occupier shall not assign the whole or any part of this Licence Agreement, sublet, share or otherwise part with the possession of the whole or any part of the Licenced Area, or mortgage or charge this Licence Agreement.

(b)	Without prejudice to the other provisions of this clause 6.6 the Occupier may share occupation of the Licenced Area with any Group Company of the Occupier provided that:

(i)	no relationship of landlord and tenant is created;

(ii)	the provisions of this Licence Agreement are otherwise complied with in all respects; and

(iii)	Written notice of the identity of each Group Company of the Occupier in occupation is given to the Provider upon such occupation being taken up.

6.7	Signs, aerials, etc.

The Occupier must:

(a)	not display on the Licenced Area any signs except those which have been approved by the Provider and are affixed in positions indicated by the Provider at the Occupier’s sole cost and expense;

(b)	at the End of the Term remove all such signs and make good all damage caused by their removal; and

(c)	not affix any signs to any part of the Building other than the Licenced Area (approved by the Provider under clause 6.7(a) and not affix to the Building any external radio, television or other aerial or satellite dish or any pole, mast, flag or wire.

6.8	Indemnity

The Occupier must:

(a)	pay and make good to the Provider every loss and damage incurred or sustained by the Provider as a consequence of every breach or non-observance of the covenants by the Occupier in this Licence Agreement and indemnify the Provider against all actions, claims, liabilities, costs and expenses arising by reason of the breach; and

Classified as: Public

MASDAR CITY FREE ZONE – LICENCE TO OCCUPY (the “Licence Agreement”)

(b)	indemnify and keep the Provider indemnified from liability in respect of all loss, damage, actions, proceedings, claims, demands, costs, damages and expenses in respect of any injury to or the death of any person or damage to any property or in respect of the infringement, disturbance or destruction of any right by reason of or arising in any way directly or indirectly out of:

(i)	the act, omission or default of the Occupier, any sub-Occupier or any person at the Licenced Area with the express or implied authority of any of them; and

(ii)	any breach by the Occupier or by any sub-Occupier of any Occupier’s covenant or any condition contained in this Licence Agreement.

6.9	Compliance with laws, regulations, requirements, rules and Master Community Declaration

(a)	The Occupier must comply with all applicable laws, regulations or requirements that may at any time and from time to time be applicable to this Licence Agreement or the occupation of the Licenced Area by the Occupier.

(b)	The Occupier must comply with the Master Community Declaration to the extent it is applicable to the Occupier or the Licenced Area and with all rules from time to time issued by the Provider in connection with the occupation of the Licenced Area or the Building.

6.10	Yield up/Notice of Expiry

The Occupier must provide no less than three months’ written notice of its intention to vacate the Licenced Area at the expiry of the Term. The Occupier must yield up the Licenced Area (except the Occupier’s fixtures and fittings) to the Provider in the condition recorded in the Handover Certificate at the End of the Term, with vacant possession and in accordance with the Occupier’s covenants in this Licence Agreement (fair wear and tear excepted) and deliver to the Provider all keys to locks securing the Licenced Area. If the Occupier fails to provide the necessary notice then it shall forfeit the Security Deposit in its entirety.

7.	PROVIDER’S COVENANTS

7.1	Introduction

Subject to the Occupier complying with its obligations set out in this Licence Agreement, the Provider covenants with the Occupier as follows:

7.2	Services

(a)	The Provider shall use reasonable endeavours to provide the Basic Services at all times during the Term but shall not be liable for any loss associated with any failure to provide the Basic Services which are beyond the reasonable control of the Provider.

(b)	The Provider may (but is not obliged to) agree from time to time to provide any of the Additional Services if requested by the Occupier to do so. In the event that the Occupier requests Additional Services the Additional Services Fee shall become payable.

7.3	Provider’s insurance obligations

Unless the insurance is void by any act, omission or default of the Occupier, any person deriving title under the Occupier or any person at the Licenced Area with the express or implied authority of any of them, the Provider must keep the Building (other than the property owned by the Occupier and the Occupier’s inventory, furniture and movable equipment) insured against the Insured Risks with insurers or underwriters selected by the Provider.

7.4	Provider’s dealings

The Provider may sub-let, or transfer its interest in the Licenced Area and assign any or all of its rights and obligations to an assignee of its choice.

Classified as: Public

MASDAR CITY FREE ZONE – LICENCE TO OCCUPY (the “Licence Agreement”)

8.	FIT-OUT ACTIVITIES IN PROGRESS

The Occupier acknowledges that on the Commencement Date and throughout the Term, the fit-out works of other areas in the Building may be incomplete and that inconvenience may be suffered as a result of the fit-out works which shall be in progress from time to time. The Occupier shall have no claim against the Provider or any other person for such inconvenience. The Provider, however, shall use its reasonable endeavours to keep such inconvenience to a minimum.

9.	REINSTATEMENT

(a)	If during the Term the whole or any part of the Building is destroyed or damaged so as, in the opinion of the Provider, to render the Licenced Area substantially unfit or to deprive the Occupier of substantial use of the same, and so long as such damage or destruction shall not be attributable to the Occupier or the Occupier’s agents, employees or guests then, upon the happening of such damage or destruction, the Rent or a proportionate part thereof (to be determined by the Provider) as the case may be according to the nature and extent of the damage sustained shall be suspended until the Licenced Area is rebuilt or reinstated or made fit for the occupation and use of the Occupier provided always that the Provider shall be under no obligation to restore and reinstate the Licenced Area if the Provider shall consider that it is commercially impracticable to do so in which case the Provider shall notify the Occupier of the same and this Licence Agreement shall be terminated forthwith.

(b)	Except as otherwise provided in this clause 9, the Provider shall not be liable to the Occupier for any damage, loss or inconvenience suffered by the Occupier due to the destruction of or damage to the Building or the Licenced Area, due to any delay in rebuilding, reconstructing, or restoring the Building or the Licenced Area or the Provider’s refusal to do so.

10.	TERMINATION

10.1	Termination by the Provider

(a)	During the Term, this Licence Agreement may be terminated by the Provider forthwith if:

(i)	any sum due under this Licence Agreement remains unpaid for thirty (30) days after becoming due for payment (whether or not formally demanded); or

(ii)	the Occupier is in breach of its Business Licence or ceases to have a current Business Licence; or

(iii)	the Occupier is otherwise in breach of the terms of this Licence Agreement and fails to rectify such breach within thirty (30) days of receiving the Provider’s notice complaining thereof; or

(iv)	the Occupier becomes bankrupt, enters into liquidation, has a receiver appointed or enters into an arrangement or composition for the benefit of its creditors or has any distress or execution levied on its goods; or

(v)	the Occupier has assigned the whole or any part of this Licence Agreement, sublet, shared or parted with possession of the whole or any part of the Licenced Area or mortgaged or charged this Licence Agreement in any manner whatsoever in breach of clause 6.6; or

(vi)	the Licenced Area becomes vacant or deserted for a period of thirty (30) days or more, and the Occupier is not traceable or has absconded or leaves the country without notifying the Provider and the Provider is satisfied in the circumstances that the Licenced Area have been abandoned.

(b)	In the event of termination by the Provider pursuant to clause 10.1(a), the Occupier hereby agrees that all sums paid by the Occupier to the Provider (including but not limited to the Security Deposit) shall be forfeited and that the Provider (or its authorised agent) shall have the lawful right and entitlement to enter and repossess the Licenced Area and take possession of all property therein and to let the Licenced Area to others and dispose of such of the property found in the Licenced Area in such manner and at such price as the Provider deems fit and the Provider shall deduct from the proceeds of the sale all sums due from the Occupier but unpaid and the cost of re-furbishing the Licenced Area if required, without prejudice and in addition to any claim which the Provider may have for arrears and/or damages.

(c)	The Provider may terminate this Licence Agreement by not less than three (3) months written notice to the Occupier served at any time.

Classified as: Public

MASDAR CITY FREE ZONE – LICENCE TO OCCUPY (the “Licence Agreement”)

10.2	Holding over

If the Occupier holds over without the consent of the Provider and fails to vacate the Licenced Area after the End of the Term, despite any contrary provisions, the Occupier shall be liable to pay the Provider the prorated Rent for the use and occupation of the Licenced Area from the End of the Term up to the date the Licenced Area is surrendered to the Provider. No such payment or acceptance thereof by the Provider shall however operate as, constitute or be deemed to be an extension of this Licence Agreement beyond the End of the Term or a renewal of this Licence Agreement. Despite the above, the Occupier shall continue to be bound by all the terms and conditions of this Licence Agreement. In addition to the above payment, the Provider shall have the right to seek damages from the Occupier for losses occasioned by the Occupier’s continued possession of and to seek eviction of the Occupier from the Licenced Area.

11.	GENERAL

11.1	Late Fee

Without prejudice to any other right, remedy or power contained in this Licence Agreement or otherwise available to the Provider, if any sum of money payable to the Provider by the Occupier under this Licence Agreement shall not be paid so that the Provider receives full value in cleared funds on the date when payment is due the Occupier shall pay a late fee on such sums at the rate of four percent (4%) above EIBOR prevailing at that time, from and including the date when payment was due to the date of actual receipt of payment.

11.2	Whole agreement

This Licence Agreement and such other document(s) referred to in this Licence Agreement to the extent that these other document(s) are relevant shall contain the whole agreement between the Parties relating to the right to occupy the Licenced Area and supersedes all previous agreements between the Parties relating to this transaction.

11.3	Representations

The Occupier acknowledges that in agreeing to enter into this Licence Agreement it has not relied on any representation, warranty, collateral contract or other assurance made by or on behalf of the Provider before the execution of this Licence Agreement.

11.4	Severance

To the extent that any provision of this Licence Agreement is rendered void, that provision must be severed from the remainder of this Licence Agreement which remains in full force and effect. In this clause provision includes a clause, a sub-clause, or a schedule, an annex or any part of any of them.

11.5	Notices in writing

Every notice, consent, approval or direction given under this Licence Agreement must be in writing.

11.6	Exclusion of third-party rights

A person who is not a party to this Licence Agreement may not enforce any of its terms.

Classified as: Public

MASDAR CITY FREE ZONE – LICENCE TO OCCUPY (the “Licence Agreement”)

11.7	Notices

(a)	Any notice given or made by any Party under this Licence Agreement shall be in writing and shall be served by delivering it personally or sending it by courier or by fax, to the Party due to receive such notice at its address set out in the Occupation Particulars (or such other address as any Party may advise the other in writing). Any such notice shall be deemed to have been received:

(i)	if delivered personally, at the time of delivery;

(ii)	in the case of a courier, on the date of delivery as evidenced by the records of the courier; and

(iii)	in the case of a fax, at the time of transmission.

(b)	Despite any contrary provisions, the Provider may give a notice on the Occupier by personal delivery or courier to the Licenced Area in which case such notice shall be deemed to have been received at the time of delivery.

11.8	Governing law and jurisdiction

This Licence Agreement is governed by the laws from time to time of the Emirate of Abu Dhabi and the applicable federal laws of the United Arab Emirates as they are applied in the Emirate of Abu Dhabi and the Parties submit to the jurisdiction of the courts of the Emirate of Abu Dhabi.

11.9	Confidentiality

The Parties agree to keep confidential all information related to this Licence Agreement and not to disclose the same without the prior consent of the other Party, unless such disclosure is ordered by a competent court and except on a need to know basis, to each Party’s financial and legal advisors, auditors and lenders. The Parties shall keep each other indemnified from and against all losses incurred by the other Party as a result of an unauthorised disclosure by another Party.

Classified as: Public

MASDAR CITY FREE ZONE – LICENCE TO OCCUPY (the “Licence Agreement”)

ANNEX 1

PART 1 – BASIC SERVICES

1.	Payment of any applicable business rates, water rates and sewerage charges.

2.	Keeping the common areas of the Building and the Licenced Area available for use by the Occupier in a reasonable state of repair and decoration, but there is no obligation to put them in a better state than at the date of this Licence Agreement or to make good fair wear and tear or damage caused by the Occupier or those who are in the Building with the Occupier’s permission or by its invitation.

3.	Air-conditioning.

4.	Lighting.

5.	Electricity.

6.	Cleaning common areas of the Building.

7.	Security comprising the provision of security guards during hours designated from time to time by the Provider.

8.	Standard Fire-fighting equipment as required per applicable regulations.

9.	Cable management to floor port.

PART 2 – ADDITIONAL SERVICES

1.	Meeting room service is chargeable at AED 50/- per hour and AED 500/- per day for usage of more than 8 hours.

Classified as: Public